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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURUTIES EXCHANGE ACT OF 1934.

                                                Commission File Number 033-24537

                   CENTURY PACIFIC TAX CREDIT HOUSING FUND-II

                        A CALIFORNIA LIMITED PARTNERSHIP

                  I.R.S. EMPLOYER IDENTIFICATION NO. 95-4178283

                        1 E. Stow Road, Marlton, NJ 08053

                  REGISTRANT'S TELEPHONE NUMBER: (856) 596-3008


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |_|

         Rule 12g-4(a)(1)(ii)  |_|

         Rule 12g-4(a)(2)(i)   |_|

         Rule 12g-4(a)(2)(ii)  |_|

         Rule 12h-3(b)(1)(i)   |_|

         Rule 12h-3(b)(1)(ii)  |_|

         Rule 12h-3(b)(2)(i)   |_|

         Rule 12h-3(b)(2)(ii)  |_|

         Rule 15d-6            |x|


         Approximate number of holders of record as of the certification or notice date: 513

         Pursuant to the requirements of the Securities Exchange Act of 1934, Century Pacific Tax Credit Housing Fund-II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

September 20, 2005                        By: /s/ Irwin J. Deutch
                                              -------------------------------
                                              Irwin J. Deutch
                                              President, Chief Executive Officer